UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 31, 2005

                            Cox Communications, Inc.
             (Exact name of registrant as specified in its charter)

    Delaware                        1-6590                    58-2112288
(State or other            (Commission File Number)        (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)

1400 Lake Hearn Drive, Atlanta, Georgia                    30319
(Address of principal executive offices)                  (Zip Code)

                                 (404) 843-5000
              (Registrant's telephone number, including area code)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the
         Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the
         Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
         Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.        Entry into a Material Definitive Agreement.

As of October 31, 2005, Cox Communications, Inc. and certain of its subsidiaries, on the one hand, and Cebridge Acquisition Co. LLC, a Delaware limited liability company (the "Buyer"), on the other hand, entered into a definitive asset purchase agreement (the "Purchase Agreement"), pursuant to which Cox will sell certain cable television systems with approximately 940,000 basic cable subscribers to the Buyer. The cable systems being sold include certain of Cox's Middle America systems, all of Cox's West Texas systems, all of Cox's North Carolina systems and Cox's Humboldt and Bakersfield, California systems. The assets being sold also include all of the issued and outstanding membership interests in Cox North Carolina Telcom, L.L.C., a Delaware limited liability company, and TCA Communications, L.L.C., a Texas limited liability company, and all of the outstanding partnership interests in Cox Texas Telcom, L.P., a Delaware limited partnership.

The Purchase Agreement provides that the Buyer will pay to the Sellers upon the closing $2.55 billion in cash, subject to certain adjustments and prorations. The Buyer has delivered a deposit in the amount of $35 million into escrow in order to secure the timely performance and fulfillment of the Buyer's obligations to close under the Purchase Agreement, which deposit will be applied against the aggregate purchase price at closing.

The Purchase Agreement contains customary closing conditions and deliveries, and each of Cox, its subsidiaries party to the Purchase Agreement and the Buyer have provided customary representations, warranties and indemnities. The transaction is subject to various regulatory approvals and is expected to close in the second quarter of 2006.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Cox Communications, Inc.
Dated:  November 4, 2005


                                        By:    /s/ John M. Dyer
                                               -------------------------------
                                        Name:  John M. Dyer
                                        Title: Chief Financial Officer